EXHIBIT 2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of May 1, 2009, and is by and among each of the sellers listed on Exhibit A, attached hereto (each, a “Seller” and collectively, the “Sellers”), and Starr International Company, Inc., a Panamanian corporation (“Purchaser”).

WHEREAS each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, the number of shares of common stock, par value $2.50 per share, of American International Group, Inc. set forth opposite such Seller’s name on Exhibit A (the “Shares”), all upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.	Definitions; Usage.

1.1           Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Actions” means actions, proceedings, claims, suits, inquiries or investigations.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Approval” means the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a), as amended, applicable to the transactions contemplated by this Agreement.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Encumbrance” has the meaning set forth in Section 3.3.

“Governmental Authority” means any government, regulatory or administrative authority, agency, commission, court or tribunal.

“Law” has the meaning set forth in Section 3.5.

“Market Value” means, with respect to any Share as of any date, the closing price of a Share as reported on the New York Stock Exchange composite tape on such date as reported by the Wall Street Journal.

“Order” has the meaning set forth in Section 3.5.

“Person” (whether or not capitalized) means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Purchaser” has the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Share Price” means a price per Share equal to the Market Value of such Share on the Business Day immediately preceding the Closing Date; provided, however, that the Share Price shall not be less than $1.25 per Share and shall otherwise not exceed a price per Share to be mutually agreed upon by the parties.

1.2.           Usage.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles, (b) all dollar amounts shall be in United States currency, (c) unless expressly provided otherwise, all references in this Agreement to designated “Exhibits,” “Sections” and other subdivisions are to the designated Exhibits, Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Exhibit, Section or other subdivision, (f) the terms “including,” “include” and other variations thereof shall be deemed to be followed by the phrase “without limitation,” and (g) the title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the terms or provisions of this Agreement.

2.           Purchase and Sale of Shares.

2.1           Purchase and Sale of Shares.  Subject to and upon the terms and conditions set forth in this Agreement, each Seller agrees (severally but not jointly) to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase from each Seller, at the Closing, such Seller’s Shares at a per Share price equal to the Share Price.

2.2           Closing.  The closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 am (Eastern Time) at the offices of Boies, Schiller & Flexner LLP, 575 Lexington Avenue, 7th Floor, New York, NY 10022, on the date that is one (1) Business Day following the date upon which all closing conditions set forth in Section 5 are satisfied, or on such other date and at such time as may be agreed upon between the Sellers and Purchaser (the “Closing Date”).  At the Closing, each Seller shall deliver to Purchaser stock certificates evidencing its Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to Purchaser and with all required stock transfer tax stamps affixed, or such other instruments and documents as Purchaser may reasonably deem necessary or desirable to effect the transfer and assignment to Purchaser of such Shares, against payment by or on behalf of Purchaser of the aggregate Share Price for all of the Shares being sold hereunder by such Seller, by wire transfer of immediately available funds to such account as such Seller shall designate in writing.

3.           Representations and Warranties of Seller.  Each Seller hereby represents and warrants (severally but not jointly) to Purchaser as follows:

3.1           Incorporation.  Such Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2           Authorization.  All corporate action on the part of such Seller, its officers and its directors necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein, has been taken.  When executed and delivered by such Seller, this Agreement shall constitute a legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  Such Seller has all requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms hereof.

3.3           Shares.  The Shares to be sold by such Seller under this Agreement are owned of record by such Seller free and clear of any security interest, pledge, lien, charge, encumbrance or other restriction on the use, voting, transfer, receipt of income or other exercise of any attribute of ownership (each, an “Encumbrance”).  Such Seller has the sole power to vote and the full right, power and authority to sell, transfer and deliver the Shares to be sold by such Seller under this Agreement.  Upon the Closing and registration of such Shares in the name of Purchaser in the stock records of the Company, Purchaser will own such Shares free and clear of all Encumbrances other than as may have been created by or is attributable to Purchaser.  Except for this Agreement, there are no options, voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of such Shares.

3.4           Consents.  Except for the Antitrust Approval, all consents, approvals, orders and authorizations required on the part of such Seller in connection with the execution or delivery of, or the performance of the obligations under, this Agreement and the consummation of the transactions contemplated herein, have been obtained and will be effective as of the Closing Date.

3.5           No Conflict.  The execution, delivery and performance of this Agreement by such Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of such Seller, (b) conflict with or violate any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (each, a “Law”) or order, writ, judgment, injunction, decree, stipulation, determination or award (each, an “Order”) applicable to such Seller any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares to be sold by such Seller hereunder pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument to which such Seller is a party or by which any of such Shares is bound or affected.

3.6           Brokers or Finders.  Such Seller has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and such Seller has not incurred and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.           Representations and Warranties of the Purchasers.  Purchaser hereby represents and warrants to each Seller as follows:

4.1           Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Panama.

4.2           Authorization.  All corporate action on the part of Purchaser, its officers and its directors necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein, has been taken.  When executed and delivered by Purchaser, this Agreement shall constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under its terms.

4.3           Consents.  Except for the Antitrust Approval, all consents, approvals, orders and authorizations required on the part of Purchaser in connection with Purchaser’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the Closing Date.

4.4           No Conflict.  The execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of Purchaser, (b) conflict with or violate any Law or Order applicable to Purchaser or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party, which would adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.5           Brokers.  Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement, and Purchaser has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.7           Investment Intent.  Purchaser is capable of evaluating the risk of its investment in the Shares, has been advised by counsel as to the risk of such investment and is able to bear the economic risk of such investment.  Purchaser is purchasing the Shares for its own account for investment and not with a present view to any distribution thereof in violation of applicable securities laws.  Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

5.           Conditions Precedent.

5.1.           Conditions to the Obligations of Purchaser to Consummate the Closing.  The obligation of Purchaser to consummate the Closing and to purchase and pay for the Shares being sold by each Seller is subject to the satisfaction (or waiver by Purchaser) of the following conditions precedent:

(a)           The representations and warranties of such Seller contained herein shall be true and correct in all material respects on and as of the date hereof and the Closing Date.  Such Seller shall have performed or complied with all obligations and conditions herein required to be performed or complied with by such Seller on or prior to the Closing.

(b)           No Action challenging, or seeking to prohibit, alter, prevent or materially delay, this Agreement or the transactions contemplated hereby shall have been instituted before any Governmental Authority or shall be pending against or involving such Seller.

(c)           This Agreement and the transactions contemplated hereby shall not be prohibited by any Law or Order.  All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person with respect to any of the transactions contemplated hereby, including the Antitrust Approval, shall have been duly obtained or made and shall be in full force and effect.

5.2.           Conditions to the Obligation of Seller to Consummate the Closing. The obligation of each Seller to consummate the Closing and to sell such Seller’s Shares to Purchaser at the Closing is subject to the satisfaction (or waiver by such Seller) of the following conditions precedent:

(a)           The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the date hereof and the Closing Date.  Purchaser shall have performed all obligations and conditions herein required to be performed or complied with by Purchaser on or prior to the Closing.

(b)           No Action challenging, or seeking to prohibit, alter, prevent or materially delay, this Agreement or the transactions contemplated hereby shall have been instituted before any Governmental Authority or shall be pending against or involving Purchaser.

(c)           This Agreement and the transactions contemplated hereby shall not be prohibited by Law or Order.  All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person with respect to any of the transactions contemplated hereby including the Antitrust Approval,  shall have been duly obtained or made and shall be in full force and effect.

6.           Miscellaneous Provisions.

6.1           Notices.

(a)           Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be given in writing and shall be deemed given if sent by certified or registered mail (return receipt requested), overnight courier or telecopy (with confirmation of receipt), or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder

(b)           All correspondence to each Seller shall be addressed to the address set forth beneath such Seller’s name on Exhibit A.

(c)           All correspondence to Purchaser shall be addressed as follows:

Starr International Company, Inc.
101 Baarerstrasse
CH 6300 Zug
Switzerland

(d)           Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

6.2           Expenses.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6.3           Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with any Law, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

6.4           Governing Law.  This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

6.5           Waiver.  No waiver or delay in exercising of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

6.6           Assignment.  The rights and obligations of the parties under this Agreement shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

6.7           Entire Agreement.  This Agreement, the exhibits and schedules hereto and the other documents delivered pursuant hereto constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.

6.8           Amendments.  Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if made or given in writing and signed by Seller and Purchaser.

6.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

6.10           Termination.  This Agreement may be terminated at any time prior to the Closing by mutual written consent of the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement under seal as of the day and year first above written.

SELLER:

C. V. STARR & CO., INC.

By:	/s/Bertil P. Lundqvist
Name: Bertil P. Lundqvist
Title: Director, Executive Vice President & General Counsel

C. V. STARR & CO., INC. TRUST

By:	/s/Bertil P. Lundqvist
Name: Bertil P. Lundqvist
Title: Attorney-in-Fact

THE MAURICE R. AND CORINNE P. GREENBERG FOUNDATION

By:	/s/Maurice R. Greenberg
Name: Maurice R. Greenberg
Title: Director

MAURICE R. AND CORINNE P. GREENBERG JOINT TENANCY COMPANY, LLC

By:	/s/Corinne P. Greenberg
Name: Corinne P. Greenberg Title: Member

MAURICE R. GREENBERG

By:	/s/Maurice R. Greenberg

UNIVERSAL FOUNDATION, INC.

By:	/s/Stuart Osborne
Name: Stuart Osborne
Title: President

PURCHASER:

STARR INTERNATIONAL COMPANY, INC.

By:	/s/Edward E. Matthews
Name: Edward E. Matthews
Title: Director

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

EXHIBIT A

SHARES

Seller / Address	Shares
C.V. Starr & Co., Inc. 399 Park Avenue, 17th Floor New York, NY 10022	10,492,652
C.V. Starr & Co., Inc. Trust 399 Park Avenue, 17th Floor New York, NY 10022	8,580,850
The Maurice R. and Corinne P. Greenberg Foundation 399 Park Avenue, 17th Floor New York, NY 10022	989,308
Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC 399 Park Avenue, 17th Floor New York, NY 10022	25,269,689
Maurice R. Greenberg 399 Park Avenue, 17th Floor New York, NY 10022	12,888,666
Universal Foundation, Inc. 399 Park Avenue, 17th Floor New York, NY 10022	2,112,119